Exhibit 21

Subsidiaries of Dreams, Inc.

Dreams Franchise Corporation, a California corporation

subsidiary:	Dreams Entertainment, Inc., a Utah corporation d/b/a Farley Art

subsidiary:	Dreams Products, Inc., a Utah corporation d/b/a Mounted Memories

Dreams Retail Corporation, a Florida corporation d/b/a Field of Dreams

subsidiary:	Dreams Paramus LLC, a Florida limited liability company

subsidiary:	Dreams/ProSports, Inc., a Florida corporation d/b/a
ProSports Memorabilia

subsidiary:	FansEdge Incorporated, a Delaware corporation d/b/a
ProSports Memorabilia

The Greene Organization, Inc., a Florida corporation